DIVERSIFIED
CORPORATE RESOURCES, INC.

[LOGO]                          NEWS RELEASE
--------------------------------------------------------------------------------



                   DIVERSIFIED CORPORATE RESOURCES, INC.
              ANNOUNCES RESIGNATION OF PRESIDENT, TED DILLARD



Dallas, Texas - March 15, 2001 - Diversified Corporate Resources, Inc. ("Diversified") (ASE:HIR) announced today that M. Ted Dillard has resigned from his position as President in order to pursue other opportunities.

J. Michael Moore, Chairman and Chief Executive Officer of Diversified Corporate Resources, commented, "We appreciate all that Ted has done for Diversified over the past 10 years and wish him well in his new endeavors."

Diversified is pleased to announce that Harry J. Sauer has accepted the position of Chief Operating Officer for the Company. Mr. Sauer previously owned and managed a successful staffing firm for over 23 years. In 1998, his company, ACSYS Resources, became publicly traded on the NASDAQ Exchange and was later sold to an international staffing conglomerate. Prior to leaving ACSYS in August 2000, Mr. Sauer served as Chief Operating Officer and a member of its Board of Directors. Mr. Sauer earned his Bachelor of Arts degree from American University and received his M.B.A. from Boston College, majoring in both Marketing and Finance.

"We are delighted to have Harry on board as part of our management team. His knowledge of the industry and his experience are invaluable attributes, which will be of great benefit to Diversified. I look forward to working closely with Harry in every aspect of our business," stated Mr. Moore.

Diversified Corporate Resources, Inc. is a Dallas-based national employment services firm that provides professional and technical personnel on a contract and permanent placement basis to high-end specialty employment markets, with a focus on the technology market. The Company currently operates a nationwide network of offices to support its Fortune 500 client companies and others.

Company Contact: Laurie Underwood, Corporate Communications Manager
(972) 458-8500.

Additional information regarding Diversified can be found on the Company's Web site at http://www.dcri.net.



THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS INCLUDING STATEMENTS RELATED TO ANTICIPATED FINANCIAL RESULTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE BASED ON CURRENT COMPANY EXPECTATIONS AND ARE SUBJECT TO RISK AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO BE MATERIALLY DIFFERENT FROM THOSE THAT MAY BE IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRESS RELEASE. IMPORTANT FACTORS THAT COULD RESULT IN SUCH DIFFERENCES INCLUDED: GENERAL ECONOMIC CONDITIONS IN THE COMPANY'S MARKETS, INCLUDING INFLATION, RECESSION, INTEREST RATES AND OTHER ECONOMIC FACTORS; THE AVAILABILITY OF QUALIFIED PERSONNEL; THE LEVEL OF COMPETITION EXPERIENCED BY THE COMPANY; THE COMPANY'S ABILITY TO IMPLEMENT ITS BUSINESS STRATEGIES AND TO MANAGE ITS GROWTH, INCLUDING THE ABILITY TO EFFECTIVELY INTEGRATE NEW ACQUISITIONS; THE LEVEL OF DEVELOPMENTAL REVENUES AND EXPENSES; THE LEVEL OF LITIGATION EXPENSES; THOSE FACTORS IDENTIFIED IN THE COMPANY'S PROSPECTUS DATED SEPTEMBER, 30, 1997 AS RISK FACTORS; AND OTHER FACTORS THAT AFFECT BUSINESS GENERALLY.





         12801 North Central Expressway, Suite 350 - Dallas, Texas 75243 -
                      Phone: 972.458.8500 - Fax: 972.458.2801